Exhibit 99.1

MARCUS CORPORATION REPORTS FIRST QUARTER FISCAL 2025 RESULTS
Company executes $7.1 million in share repurchases

Milwaukee, May 6, 2025 … The Marcus Corporation (NYSE: MCS) today reported results for the first quarter fiscal 2025 ended March 31, 2025.

“While the first quarter box office was softer than expected, April got off to a strong start with the surprising yet fun-filled success of both A Minecraft Movie and Sinners, which reignited the box office setting records heading into the summer movie season. With a stronger slate of highly anticipated films just around the corner, we expect this excitement will continue throughout the remainder of the year, ” said Gregory S. Marcus, chief executive officer of Marcus Corporation. “In our hotel business, while the first quarter is seasonally our slowest, Marcus Hotels & Resorts again delivered relatively strong results, driven by continued growth in group business. Looking ahead to the busy summer travel and convention season, we expect to continue to benefit from strong bookings at our recently renovated hotels. We were also pleased to repurchase an additional $7.1 million of shares during the quarter, reflecting our continued confidence in both businesses and commitment to returning capital to shareholders.”

First Quarter Fiscal 2025 Highlights
•Total revenues for the first quarter of fiscal 2025 were $148.8 million, a 7.4% increase from total revenues of $138.5 million for the first quarter of fiscal 2024. Revenues were impacted by four additional operating days due to the previously announced change in the Company’s fiscal calendar as described further below.
•Operating loss was $20.4 million for the first quarter of fiscal 2025, compared to operating loss of $16.7 million for the prior year quarter.
•Net loss was $16.8 million for the first quarter of fiscal 2025, compared to net loss of $11.9 million for the same period in fiscal 2024.
•Net loss per diluted common share was $0.54 for the first quarter of fiscal 2025, compared to net loss per diluted common share of $0.38 for the first quarter of fiscal 2024.
•Adjusted EBITDA loss was $0.3 million for the first quarter of fiscal 2025, compared to Adjusted EBITDA of $2.3 million for the prior year quarter.

Marcus Theatres®

For the first quarter of fiscal 2025, Marcus Theatres reported total revenues of $87.4 million, a 7.5% increase compared to the first quarter of fiscal 2024. Revenues were favorably impacted by four additional operating days, including two additional operating days between Christmas and New Year’s Eve, compared to the prior year period. Operating loss in the first quarter of fiscal 2025 was $6.3 million compared to operating loss of $5.7 million for the first quarter of fiscal 2024. Adjusted EBITDA in the first quarter of fiscal 2025 was $3.7 million compared to $6.2 million in the first quarter of fiscal 2024. Operating results were negatively impacted by higher film costs as a percentage of admissions revenues due to a stronger carryover of holiday blockbuster films compared to the prior year first quarter. Operating results were also impacted by an increase in labor expenses, primarily due to an increase in operating hours compared to the prior year first quarter. Operating hours and staffing levels were significantly reduced during the first quarter of fiscal 2024 due to a weaker film slate following the Hollywood labor strikes, compared to more normal operating hours in the first quarter of fiscal 2025 in anticipation of an improved film slate.

Same store admission revenues for the first quarter of fiscal 2025 increased 1.3%. Same store attendance was up 6.9% in the first quarter of fiscal 2025 with average ticket prices decreasing 5.1% compared to the prior year period. The decrease in average ticket price was primarily attributable to the impact of pricing promotions designed to encourage moviegoing and drive long-term attendance growth, including the $7 Everyday Matinee and Value Tuesday, and an unfavorable ticket mix with an increased number of family films. Average concession revenues per person increased 2.9% during the first quarter compared to the prior year quarter. During the first quarter of fiscal 2025, Marcus Theatres’ top five highest-performing films were Captain America: Brave New World, Mufasa: The Lion King, Sonic the Hedgehog 3, Dog Man, and Moana 2.

“While the overall performance of the first quarter film slate was disappointing, the start to the second quarter has exceeded expectations with the smashing success of A Minecraft Movie, which was the biggest opening weekend ever for a video game movie,” said Mark A. Gramz, president of Marcus Theatres. “The box office hot streak continued in April with A Minecraft Movie holding strong and The King of Kings, The Amateur and Sinners exceeding expectations. With the recent strong opening weekend performance of Marvel’s Thunderbolts* kicking off the summer movie season, momentum continues to build with several thrilling films coming soon, including Mission Impossible: The Final Reckoning, F1, Jurassic World Rebirth, and Superman, along with widely appealing family features such as Lilo & Stitch and How to Train Your Dragon. There is a lot of excitement in store for the rest of 2025, with Marcus Theatres well positioned to continue delivering unforgettable entertainment experiences accentuated by the incredible screens, sounds, and amenities at our theatres.”

In April, Marcus Theatres announced the addition of three new 270-degree panoramic SCREENX auditoriums in Illinois, Minnesota, and Ohio opening for the premiere weekend of Thunderbolts*. SCREENX is the world’s first multi-projection cinema technology that extends select movie scenes onto the side walls of the auditorium, creating story-enhancing visuals that can’t be replicated at home. Marcus Theatres opened its first SCREENX auditorium in Wisconsin in 2023.

Several films have contributed to early fiscal 2025 second quarter results, including A Minecraft Movie, Thunderbolts*, and Sinners, with a strong film slate scheduled for the remainder of the year, including Lilo & Stitch, Mission: Impossible - The Final Reckoning, Karate Kid, Elio, How to Train Your Dragon, From the World of John Wick: Ballerina, F1, Jurassic World Rebirth, M3GAN 2.0, Naked Gun, Superman: Legacy, The Fantastic Four: First Steps, I Know What you Did Last Summer, The Bad Guys 2, The Conjuring: Last Rites, Downton Abbey 3, Saw XI, The Bride, The Black Phone 2, Tron: Ares, Mortal Kombat 2, Blade, Now You See Me 3, Wicked Part 2, Zootopia 2, Five Nights at Freddy’s 2, The SpongeBob Movie: Search for SquarePants and Avatar: Fire and Ash.

Marcus® Hotels & Resorts

During the first quarter of fiscal 2025, total revenues before cost reimbursements were $52.3 million, an 8.9% increase over the prior year quarter, benefiting from four additional operating days and a stronger ski season at Grand Geneva Resort & Spa. Division operating loss was $6.0 million and was impacted by a $1.9 million increase in depreciation expense on renovated hotel assets compared to the prior year period. Adjusted EBITDA was $1.0 million in the first quarter of fiscal 2025, an improvement compared to break even Adjusted EBITDA during the first quarter of fiscal 2024.

Revenue per available room, or RevPAR, increased 1.1% at company-owned hotels during the first quarter of fiscal 2025 compared to the first quarter of fiscal 2024. RevPAR growth was unfavorably impacted by the Hilton Milwaukee renovation, which resulted in some group displacement due to reduced capacity of available rooms.

“The Marcus Hotels & Resorts team delivered another strong quarter highlighted by continued improvements in group bookings within our portfolio and a successful winter ski season at the Grand Geneva Resort & Spa,” said Michael R. Evans, president of Marcus Hotels & Resorts. “As we look ahead, our award-winning properties are well poised to capture growing demand, especially as the summer travel season takes hold. I am particularly excited by the complete transformation now underway at the Hilton Milwaukee as well as by the March announcement of a new golf course addition at the Grand Geneva Resort & Spa. Staying true to our thoughtful investment strategy, each detail in these and other investments are designed to not only increase the value of our properties, but deliver memorable experiences for our guests.”

Marcus Hotels & Resorts’ most extensive renovation in company history continued during the first quarter of fiscal 2025 at the Hilton Milwaukee and remains on track with the guest room renovation expected to be substantially complete in the first half of 2025 in time for the busy tourism and convention seasons. The ballrooms and meeting space renovations are expected to be substantially complete by early fall 2025.

Also during the first quarter, Grand Geneva Resort & Spa announced the upcoming addition of its new short-course golf course, called “Wee Nip.” A significant addition to the resort’s extensive golf offerings, the new course is designed to cater to golfers of all skill levels and groups. The new 10-hole course is set to open in spring 2026.

Return of Capital to Shareholders

During the first quarter of fiscal 2025, the Company repurchased approximately 424,000 shares of common stock for $7.1 million in cash. During the last four fiscal quarters, the Company has repurchased 1.1 million shares of common stock for $16.7 million in cash. In total, the Company has returned over $25 million in capital to shareholders through share repurchases and dividends paid during the last four fiscal quarters.

Fiscal Year Change

Beginning December 27, 2024, the Company’s fiscal year changed from a 52-53 week fiscal year ending on the last Thursday of each year to a fiscal year ending on December 31 of each year. Accordingly, beginning in the current year, the Company’s quarterly results will be for three-month periods ending March 31, June 30, September 30 and December 31. As a result of the calendar change, the fiscal quarters ended March 31, 2025 and March 28, 2024 were comprised of 95 and 91 days, respectively. Additionally, the comparison of the fiscal first quarter results of 2025 to the fiscal first quarter results of 2024 was impacted by the timing of our 2024 fiscal calendar. The fiscal first quarter of 2025 included five days between the Christmas and New Year’s holidays, a traditionally high attendance period for Marcus Theatres and the industry, while the fiscal first quarter of 2024 included three days during that period.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Tuesday, May 6, 2025, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-404-975-4839 and entering the passcode 131690. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Tuesday, May 13, 2025, by dialing 1-866-813-9403 and entering passcode 248484. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Chad Paris
(414) 905-1100
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 985 screens at 78 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects future pandemics or epidemics may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as tariffs or a strike by actors, writers or directors or future pandemics); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of tariffs that are implemented or merely threatened on our costs; (12) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (13) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (14) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (15) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2025	March 28, 2024
Revenues:
Theatre admissions	$40,931	$40,596
Rooms	19,275	18,213
Theatre concessions	38,000	34,695
Food and beverage	17,829	16,163
Other revenues	22,874	19,702
	138,909	129,369
Cost reimbursements	9,857	9,178
Total revenues	148,766	138,547

Costs and expenses:
Theatre operations	49,670	44,985
Rooms	9,906	9,411
Theatre concessions	17,451	14,886
Food and beverage	14,629	13,863
Advertising and marketing	5,244	5,301
Administrative	24,716	21,402
Depreciation and amortization	17,838	16,015
Rent	6,217	6,347
Property taxes	4,409	3,931
Other operating expenses	10,606	9,870
(Gain) loss on disposition of property, equipment and other assets	(1,365)	23
Reimbursed costs	9,857	9,178
Total costs and expenses	169,178	155,212

Operating loss	(20,412)	(16,665)

Other income (expense):
Investment income	74	692
Interest expense	(2,822)	(2,534)
Other income (expense)	(444)	(341)
Equity losses from unconsolidated joint ventures	(570)	(387)
	(3,762)	(2,570)

Loss before income taxes	(24,174)	(19,235)
Income tax benefit	(7,358)	(7,369)
Net loss	$(16,816)	$(11,866)

Net loss per common share - diluted	$(0.54)	$(0.38)

Weighted average shares outstanding - diluted	31,596	31,892

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2025	December 26, 2024

Assets:

Cash and cash equivalents	$11,865	$40,841
Restricted cash	3,858	3,738
Accounts receivable	18,253	21,457
Assets held for sale	—	1,199
Other current assets	25,792	24,915
Property and equipment, net	693,120	685,734
Operating lease right-of-use assets	156,443	159,194
Other assets	108,626	107,450

Total Assets	$1,017,957	$1,044,528

Liabilities and Shareholders' Equity:

Accounts payable	$25,947	$50,690
Income taxes	810	—
Taxes other than income taxes	15,662	18,696
Other current liabilities	72,047	78,806
Current portion of finance lease obligations	2,639	2,591
Current portion of operating lease obligations	15,867	15,765
Current maturities of long-term debt	9,840	10,133
Finance lease obligations	9,797	10,360
Operating lease obligations	161,226	164,776
Long-term debt	189,062	149,007
Deferred income taxes	26,944	32,619
Other long-term obligations	46,325	46,219
Equity	441,791	464,866

Total Liabilities and Shareholders' Equity	$1,017,957	$1,044,528

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
Three Months Ended March 31, 2025
Revenues	$87,357	$61,322	$87	$148,766
Operating loss	(6,281)	(6,044)	(8,087)	(20,412)
Depreciation and amortization	10,706	6,736	396	17,838
Adjusted EBITDA	3,694	1,011	(4,964)	(259)

Three Months Ended March 28, 2024
Revenues	$81,270	$57,197	$80	$138,547
Operating loss	(5,739)	(5,162)	(5,764)	(16,665)
Depreciation and amortization	11,033	4,864	118	16,015
Adjusted EBITDA	6,156	(11)	(3,854)	2,291
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	Three Months Ended
Consolidated	March 31, 2025	March 28, 2024
Net cash flow provided by (used in) operating activities	$(35,329)	$(15,098)
Net cash flow provided by (used in) investing activities	(22,779)	(20,758)
Net cash flow provided by (used in) financing activities	29,252	(3,429)
Capital expenditures	(23,005)	(15,440)

THE MARCUS CORPORATION
Reconciliation of Net loss to Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2025	March 28, 2024
Net loss	$(16,816)	$(11,866)
Add (deduct):
Investment income	(74)	(692)
Interest expense	2,822	2,534
Other expense (income)	444	341
(Gain) Loss on disposition of property, equipment and other assets	(1,365)	23
Equity losses from unconsolidated joint ventures	570	387
Income tax benefit	(7,358)	(7,369)
Depreciation and amortization	17,838	16,015
Share-based compensation (a)	3,545	2,514
Theatre exit costs (b)	135	—
Insured losses (c)	—	404
Adjusted EBITDA	$(259)	$2,291

Reconciliation of Operating loss to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	Three Months Ended March 31, 2025
	Theatres	Hotels & Resorts	Corp. Items	Total
Operating loss	$(6,281)	$(6,044)	$(8,087)	$(20,412)
Depreciation and amortization	10,706	6,736	396	17,838
Gain on disposition of property, equipment and other assets	(1,362)	(3)	—	(1,365)
Share-based compensation (a)	496	322	2,727	3,545
Theatre exit costs (b)	135	—	—	135
Adjusted EBITDA	$3,694	$1,011	$(4,964)	$(259)

	Three Months Ended March 28, 2024
	Theatres	Hotels & Resorts	Corp. Items	Total
Operating loss	$(5,739)	$(5,162)	$(5,764)	$(16,665)
Depreciation and amortization	11,033	4,864	118	16,015
Loss on disposition of property, equipment and other assets	18	5	—	23
Share-based compensation (a)	440	282	1,792	2,514
Insured losses (c)	404	—	—	404
Adjusted EBITDA	$6,156	$(11)	$(3,854)	$2,291

(a)Non-cash expense related to share-based compensation programs.
(b)Non-recurring costs related to the closure and exit of one theatre location in the first quarter of fiscal 2025.
(c)Repair costs that are non-operating in nature related to insured property damage at one theatre location.